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                                                                   EXHIBIT 99.1








NEWS RELEASE


Federal Screw Works reports net sales for the third quarter and nine months ended March 31, 2004, of $24,371,000 and $66,600,000, respectively, compared to net sales of $25,146,000 and $71,316,000 for the third quarter and nine months ended March 31 of the prior year. Net earnings for the third quarter and nine months ended March 31, 2004, were $531,000 and $646,000, or $.37 per share, and $.45 per share, respectively, compared to $908,000 and $1,491,000, or $.61 per share and $1.00 per share, in the same periods of the prior year.

At its meeting on April 23, 2004, the Board of Directors declared the regular quarterly cash dividend of $.10 per share, payable July 1, 2004, to shareholders of record June 4, 2004.


Contact:

W. T. ZurSchmiede, Jr.
Chairman and CFO
586-443-4152


APRIL 29, 2004